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                                                                   EXHIBIT 99.1

                            [CLOTHESTIME LETTERHEAD]


FOR IMMEDIATE RELEASE
SEPTEMBER 10, 1997
                                                COMPANY CONTACT:
                                                DOUGLAS L. PEREIRA
                                                SENIOR VICE PRESIDENT/CFO
                                                (714)779-5881, EXT. 2410


                      CLOTHESTIME TO EMERGE FROM BANKRUPTCY


ANAHEIM, CALIFORNIA - The Clothestime, Inc. (OTC: CTMEQ) ("Clothestime") announced today that Judge John J. Wilson of the United States Bankruptcy Court for the Central District of California has entered an order confirming the joint chapter 11 reorganization plan of Clothestime and its five debtor affiliates, clearing the way for the companies to emerge officially from bankruptcy.

David Sejpal, the Chairman of the Board, President and Chief Executive Officer of Clothestime, hailed the confirmation of the companies' plan of reorganization as "the culmination of months of extraordinarily hard work by Clothestime's more than 1700 associates and its numerous suppliers and other creditors. Sejpal also expressed thanks to the Company's customers. "Our customers have remained extremely supportive of Clothestime throughout this difficult process. In fact, notwithstanding the bankruptcy, we have continued to experience strong customer loyalty to the Clothestime concept." Mr. Sejpal indicated he was delighted that, now that the process has concluded, the Company "will be able to devote its full attention to providing its customers with the best selection of fashion merchandise at 20 to 40% below department and specialty store prices."

Clothestime and it affiliates will continue to operate over 260 women's apparel stores located primarily in California, Florida and Texas. Clothestime is a leading apparel fashion retailer providing current junior women's fashions and accessories at value prices every day.